Exhibit 99.1

                         Alamosa Extends Exchange Offer

    LUBBOCK, Texas, Oct. 8 /PRNewswire-FirstCall/ --
Alamosa Holdings, Inc. (OTC Bulletin Board: ALMO) and its wholly owned subsidiary Alamosa (Delaware), Inc. (together, the "Company"), the largest (based on number of subscribers) PCS Affiliate of Sprint (NYSE: FON, PCS), today announced that, at the request of certain Noteholders, it has extended the expiration date of its exchange offers for its public indebtedness (the "Offers") which commenced on September 12, 2003. The Company extended the expiration date of the Exchange Offers to 5:00 p.m., New York City time, on October 15, 2003, unless further extended.

    As of the close of business on October 7, 2003, approximately
$70.3 million in principal amount of 12.5% Senior Notes due 2011, $21.3 million in principal amount of 13.625% Senior Notes due 2011 and $18.2 million principal amount of 12.0% Senior Discount Notes due 2010, representing approximately 28%, 14% and 5% of the total outstanding principal amount of the 12.5% Senior Notes, 13.625% Senior Notes and the 12.0% Senior Discount Notes, respectively, had been validly tendered and not withdrawn in the Exchange Offers.

    The Exchange Offers are the final step in a financial restructuring intended to de-leverage the Company and stabilize its key business relationships.

    Wells Fargo Bank Minnesota, N.A. is the information agent and exchange agent for the Exchange Offers.

    This announcement does not constitute an offer to sell, or the solicitation of an offer to purchase, any securities.


    ABOUT ALAMOSA

    Alamosa Holdings, Inc. is the largest PCS Affiliate of Sprint based on number of subscribers. Alamosa has the exclusive right to provide digital wireless mobile communications network services under the Sprint brand name throughout its designated territory located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois and California. Alamosa's territory includes licensed population of 15.8 million residents.


    FORWARD LOOKING STATEMENTS

    Statements contained in this news release that are forward-looking statements, such as statements containing terms such as can, may, will, expect, plan, and similar terms, are subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in Alamosa's forward-looking statements. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports filed with the Securities and Exchange Commission, especially in the "risk factors" sections of Alamosa's Annual Report on Form 10-K for the year ended December 31, 2002 and in subsequent filings with the Securities and Exchange Commission. Given these concerns, investors and analysts should not place undue reliance on forward-looking statements.



SOURCE  Alamosa Holdings, Inc.
    -0-                             10/08/2003
    /CONTACT: Jon D. Drake, Director of Investor Relations of Alamosa Holdings, Inc., +1-806-722-1455, jdrake@alamosapcs.com/
    (ALMO FON PCS)

CO:  Alamosa Holdings, Inc.; Sprint
ST:  Texas
IN:  CPR TLS OTC
SU:  OFR